AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the20th day of January, 1997, by and between ACQUIPORT ASHFORD CENTER NORTH, INC., a Delaware corporation ("Purchaser"), and ASHFORD-DUNWOODY LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Seventeen Million Seven Hundred Forty-Six Thousand And No/100 Dollars ($17,746,000.00) (the "Purchase Price"), that certain property commonly known as 100 Ashford Center North, Atlanta, Georgia and more particularly described as follows, subject only to the "Permitted Exceptions" (hereinafter defined) (collectively, the "Property"):

     1.1. that certain tract of real estate on which is situated an office building, which real estate is legally described in the attached Exhibit A, together with any and all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments, rights of way, licenses, interests and appurtenances of any kind thereunto now or hereafter owned by Seller and belonging or appertaining thereto including, but not limited to, all right, title and interest of Seller in and to any adjacent vaults, alleys, strips or gores of land, and any air, zoning or development rights appurtenant thereunto and all right, title and interest of Seller in and to any land lying in the bed of any street, highway, alley, road access way, easement or avenue (whether open, closed or proposed) within, in front of, behind, aside or otherwise adjoining the real estate legally described in Exhibit A or any of it, and all right, title and interest of Seller in and to any award made or to be made as a result or in lieu of condemnation (subject to the provisions of Paragraph 6 hereof) (collectively the "Land"); and

     1.2. all right, title and interest of Seller in and to all of the buildings, structures and other improvements now or hereafter in, on, over or under the Land and in and to any award for damage to such buildings and improvements or any part thereof by reason of casualty (subject to the provisions of Paragraph 6 hereof) (collectively, the "Improvements"; the Land and Improvements being collectively referred to as the "Premises"); and

     1.3. all right, title and interest of Seller in and to all furniture, furnishings, fixtures, equipment, machinery and other tangible personal property situated in, on, over and under the Premises or used in connection therewith, owned or leased by Seller or in which Seller otherwise has an interest and which is not owned by tenants under the Leases (as such term is hereinafter defined), together with all replacements and substitutions therefor (together with the intangible personal property hereinafter identified, collectively the "Personal Property"), including, without limitation, the items listed on Exhibit B attached to this Agreement; and

     1.4. all right, title and interest of Seller in and to all existing permits, guarantees, bonds, certificate of occupancies, logos, warranties,
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trademarks, surveys, blue prints, drawings, plans and specifications
(including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) to the extent available and in Seller's possession or control; including, without limitation, all tenant lists and data (excluding computer software), correspondence with tenants, vendors, and utility companies concerning the Property or any part thereof, but excluding any internal memoranda or reports; and

     1.5. all right, title and interest of Seller in and to the Leases, Security Deposits and Service Contracts (as such terms are hereinafter defined) and the other intangible personal property now or hereafter owned by Seller or in which Seller otherwise has an interest and used in connection with or arising from the business now or hereafter conducted on or from the Property including, without limitation, claims and contract rights.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Within five (5) business days after Seller's execution of this Agreement, the sum of One Hundred Seventy-Eight Thousand and No/100 Dollars ($178,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") in the form attached hereto as Exhibit C; and

     2.2. On the date the "Closing" (hereinafter defined) shall occur, the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 2:00 p.m. Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation as agent for First American Title Insurance Company (such company is hereinafter referred to as "Initial Title Insurer") dated December 11, 1996 for the Property (the "Initial Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) those matters listed on Exhibit E attached hereto; (b) general real estate taxes, assessments, special assessments, special district taxes and related charges not yet due and payable; (c) matters caused by the actions of Purchaser; (d) those third party construction contracts for tenant improvements to be assumed by Purchaser as more fully set forth in 12.2.3; and (e) those matters approved by Purchaser and Seller pursuant to Paragraph 3.3 herein. All other exceptions to title shall be referred to as "Unpermitted Exceptions." On the Closing Date, as a condition to Purchaser's obligations hereunder, "Title Insurer" (hereinafter defined) shall deliver to Purchaser a 1992 ALTA title policy in conformance with the previously delivered "Title Commitment" (hereinafter defined), subject to Permitted Exceptions (the "Title Policy"). Purchaser shall pay for the premiums for the Title Policy and Purchaser shall pay for the premiums for any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by Civil Design, Inc. dated November 6, 1996 (the "Updated Survey"). Purchaser shall pay for the costs of the Updated Survey.
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     3.3. Purchaser desires to reserve the right to order a new title commitment from a different title insurance company. The term "Title Commitment" shall mean the title commitment obtained by Purchaser and delivered to Seller on or before January 17, 1997 (unless Purchaser fails to so deliver a new Title Commitment, in which case "Title Commitment" shall mean the Initial Title Commitment, and the term "Title Insurer" shall mean the title company issuing the Title Commitment). If the Title Commitment discloses any exceptions not set forth on the Initial Title Commitment, then such exceptions shall be deemed "Permitted Exceptions" unless Purchaser delivers written notice to the contrary to Seller on or before January 17, 1997. Purchaser and Seller shall use good faith efforts to determine whether or not said objected exceptions shall be "Permitted Exceptions" on or before January 22, 1997. If the parties cannot agree upon whether or not said new exceptions shall be Permitted Exceptions on or before January 22, 1997, then either party shall have the right to terminate this Agreement by notice to the other party on or before January 22, 1997. If either party terminates this Agreement in accordance with the terms of this Paragraph 3.3, this Agreement shall become null and void without further action of the parties and all earnest money theretofore deposited into escrow by Purchaser, together with interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those obligations which specifically survive termination.

     3.4. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the consummation of the within transaction (the "Closing") and termination of this Agreement unless this Agreement is terminated by reason of Seller's default.

4.   PAYMENT OF CLOSING COSTS.

     4.1. Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $100,000.00 ("Minor Unpermitted Exceptions") removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Minor Unpermitted Exceptions in a manner reasonably acceptable to Purchaser, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $100,000.00, removed from the Title Commitment. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Minor Unpermitted Exception removed or have the Title Insurer commit to
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insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, this Agreement will terminate unless Purchaser delivers notice to Seller in accordance with the following sentence; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate is the result of the affirmative action of Seller (and not by any unrelated third party) or if Seller is able to bond over, cure or remove the Unpermitted Exceptions for a cost not to exceed $100,000.00 or the Title Insurer is willing to insure over the Minor Unpermitted Exceptions for a cost not to exceed $100,000.00 in a manner reasonably acceptable to Purchaser in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Subject to the foregoing, if Purchaser delivers notice to Seller within five (5) days after the expiration of said thirty (30) day period stating that Purchaser desires to purchase the Property subject to such Unpermitted Exception, then Purchaser shall take title subject to said Unpermitted Exception without any offset against the Purchase Price. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph
7. Notwithstanding the provisions of Paragraph 5 hereof, Purchaser may at any time accept the Title Policy in such form as the Title Insurer is willing to issue, without reduction of the Purchase Price or any credit or allowance on account thereof or any claims against Seller except that if on the Closing Date there remain unremoved "Involuntary Monetary and Mechanics' Liens" (as defined herein) which have neither been removed by Seller nor insured over by the Title Insurer as provided herein, and Seller has not used the entire sum of $100,000 as provided above (the "Cure Amount") in removing such liens, then Purchaser may elect to close subject to such unremoved Involuntary Monetary and Mechanics' Liens and receive the Cure Amount less any amounts previously paid by Seller or deposited with the Title Insurer to remove or obtain insurance over any Involuntary Monetary and Mechanics' Liens.

     As used herein the term "Involuntary Monetary and Mechanics Liens" shall mean the existence of one or more (i) liens or encumbrances or (ii) mechanics' liens created as a result of work performed at the Property which as to (i) and
(ii), are in liquidated amounts and can be removed or discharged by payment of a sum of money and were not the result of the willful action of Seller.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by limited warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the time title is transferred to Purchaser in accordance
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with this Agreement.  Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as reasonably determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing shall be adjourned by up to 90 days until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and allow as a credit against the Purchase Price an amount equal to the applicable insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing, repair of which would cost in excess of $100,000.00 (as reasonably determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within fifteen (15) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder except for those obligations expressly stated to survive termination. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the scheduled Closing Date and Seller shall deliver, assign and transfer to Purchaser on the Closing Date all insurance proceeds theretofore received by Seller and all of Seller's right, title and interest in and to all insurance proceeds payable to Seller on account of the fire or casualty and allow as a credit against the Purchase Price an amount equal to the applicable insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened in writing which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall: (i) materially impair access to the Property; (ii) cause any non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use or value of the Property (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall deliver, transfer and assign to Purchaser all amounts previously paid to Seller on account thereof and all of Seller's right, title and interest in and to any award payable in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.1. Except as otherwise provided in this Agreement, if between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall deliver, transfer and assign to Purchaser all of Seller's right, title and interest in and to any award payable in connection with such condemnation or eminent domain proceedings.

     6.4. No insurance claims or eminent domain award in connection with damage or destruction or a taking shall be adjusted, settled or compromised without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

7.   INSPECTION AND AS-IS CONDITION.
     7.1. During the period commencing on December 1, 1996 and ending on the Closing, Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of Leases, and to conduct and prepare such studies, tests and surveys as Purchaser may deem necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and year-to-date 1996 operating statements. Furthermore, if the following are Seller's possession, Seller shall deliver to Purchaser plans and specifications.

     All of the foregoing tests, investigations and studies to be conducted under Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser, subject to reasonable wear and tear and subject to casualty not occasioned by Purchaser's acts. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of

Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by (i) Purchaser's insurer or the third party contractor's insurers, as applicable, and reasonably approved by Seller, to the extent such approval rights are available under Purchaser's or the third party contractor's coverage and provided such approval by Seller is not unreasonably conditioned, delayed or withheld or (ii) Purchaser and reasonably approved by Seller provided such approval by Seller is not unreasonably conditioned, delayed or withheld. The period commencing on December 1, 1996 and ending at 5:00 p.m. Chicago time on January 22, 1997 shall be referred to as the "Inspection Period."

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied in its sole and absolute discretion with the results of the tests, studies or investigations performed or information received with respect to the Property, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period subject to any conflicting obligations of Purchaser owed to anyone preparing or providing the same; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for obligations expressly stated to survive termination. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Except as expressly stated herein to the contrary: Seller makes no representations or warranties relating to the condition of the Property or the Personal Property; Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, ordinary wear and tear excepted and subject to the terms of Paragraph 6; neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the Land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property; and Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except for any claim for a breach of a representation or warranty by Seller contained herein or made pursuant hereto, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. Notwithstanding the foregoing, to the extent a claim is made against Purchaser concerning the presence of Hazardous Materials on the Property and to the extent such Hazardous Materials were in existence during the period of Seller's ownership of the Property ("Primary Claim"), then Purchaser shall have the right to file suit, or assert liability, against Seller as a third party defendant, or to otherwise assert a claim against Seller for contribution, cost recovery or otherwise, but only as it relates to the Primary Claim. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as set forth herein to the contrary, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and except as set forth herein to the contrary, releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report: Phase I Environmental Site Assessment, prepared by Law Engineering, Inc. as Project No. 5650407501, dated December 11, 1992 ("Existing Report"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

8. CLOSING. The Closing shall be on February 17, 1997 (the "Closing Date"), at the office of Purchaser's local counsel, Atlanta, Georgia, at which time Seller shall deliver possession of the Property to Purchaser. Notwithstanding anything contained herein to the contrary, Purchaser shall have the one time right to extend the Closing Date to a date no later than February 28, 1997 by delivering written notice of such to Seller on or before 5:00 p.m. Chicago time on February 14, 1997. The Closing shall be a "New York style" closing at which the Purchaser shall wire the balance of the Purchase Price (after giving effect to adjustments) to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. Seller shall deliver to Title Insurer any customary affidavit required by the Title Insurer in connection with a New York style closing.

9.   CLOSING DOCUMENTS.
     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price (after giving effect to adjustments), an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall execute and acknowledge (if appropriate) and deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit F attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit G attached hereto);

          9.2.3. an assignment and assumption of intangible property (in the form attached hereto as Exhibit H), including, without limitation, the Service Contracts listed in Exhibit I;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit J);

          9.2.5. a non-foreign affidavit (in the form of Exhibit K attached hereto);

          9.2.6. all original Leases in Seller's possession or control (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8. possession of the Property to Purchaser, subject to the terms of Leases;

          9.2.9. evidence of the termination of any and all management and leasing agreements affecting the Property;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the lessor's obligation under the Leases and the obligation to refund the Security Deposits (in the form of Exhibit L);

          9.2.11.  an updated rent roll;

          9.2.12. plans and specifications of the Improvements within the possession or control of Seller prepared in connection with the construction, maintenance, repair, management or operation of the Property;

          9.2.13. all lease files and expense records maintained at the Property by or on behalf of Seller in connection with the Property;

          9.2.14. the keys in Seller's possession to all entrance doors, tenant spaces, offices and store rooms;

          9.2.15. an opinion of counsel as to Seller's power and authority to enter into this Agreement and to consummate the transactions contemplated herein;

          9.2.16. Affidavit of Seller's Gain pursuant to Official Code of Georgia Annotated ("O.C.G.A.") Section 48-7-128; and

          9.2.17. Unconditional Waiver and Release Upon Final Payment and an Acknowledgment of Payment pursuant to O.C.G.A. Section 44-14-600, et. seq.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF AND FOR ANY OTHER OBLIGATION OF PURCHASER WHICH SPECIFICALLY SURVIVES TERMINATION HEREOF. SELLER SHALL HAVE NO RIGHT TO SUE PURCHASER FOR SPECIFIC PERFORMANCE UNDER THE TERMS OF THIS AGREEMENT. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE.
THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND EXCEPT FOR SELLER'S OBLIGATION TO REIMBURSE PURCHASER FOR ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $100,000.00 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS THE RESULT OF (i) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE ACTION WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (ii) ITS FAILURE TO EXPEND UP TO $100,000.00 IF (a) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE THE MINOR UNPERMITTED EXCEPTIONS FOR A COST NOT TO EXCEED $100,000.00 OR (b) THE TITLE INSURER IS WILLING TO INSURE OVER THE MINOR UNPERMITTED EXCEPTIONS FOR A COST NOT TO EXCEED $100,000.00 IN ACCORDANCE WITH THE TERMS HEREOF OR (iii) ITS WILLFUL REFUSAL TO DELIVER THE CONVEYANCE DOCUMENTS SET FORTH IN PARAGRAPHS
9.2.1 THROUGH 9.2.11, INCLUSIVE, AND 9.2.13 AND 9.2.14, 9.2.16, AND 9.2.17,
THEN PURCHASER WILL BE ENTITLED TO OBTAIN SPECIFIC PERFORMANCE IN LIEU OF ITS OTHER RIGHTS AND REMEDIES HEREIN. IF THIS SALE IS NOT COMPLETED FOR ANY REASON OTHER THAN PURCHASER'S DEFAULT OR SELLER'S DEFAULT, PURCHASER SHALL BE ENTITLED TO THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW AND IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATION TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND ANY OTHER RIGHTS OF THE PARTIES WHICH SPECIFICALLY SURVIVE TERMINATION HEREOF.

12.  PRORATIONS.

     12.1. The items described in this Paragraph shall be prorated between the parties on a per diem basis (on the basis of actual calendar days in the relevant calendar year) so that credits and charges preceding or on 11:59 P.M. on the day preceding the Closing Date shall be allocated to Seller and credits and charges for the period after 11:59 P.M. on the day preceding the Closing Date and all days thereafter shall be allocated to Purchaser. As of June 1, 1997 and June 1, 1998, Seller and Purchaser shall jointly prepare a final proration statement in accordance with the provisions of this Paragraph 12 and a final adjusting payment shall then be made, as provided in Paragraph 12.3 hereof.

          12.1.1. Real estate taxes (on the basis of allowable discounts for early payments), general and special assessments and the like ("Taxes") for the year of the Closing Date, as such Taxes may be increased or decreased after the Closing, shall be prorated as of the Closing Date based on the most recent ascertainable amount as part of the proration of "Maintenance Expenses" (hereinafter defined) in Paragraph 12.1.3. The parties acknowledge that Seller has filed an appeal with respect to Taxes affecting the Property for 1996. Seller currently has paid $178,723.63 on account of 1996 Taxes affecting the Property. Seller has received notice of a reduction of the 1996 Taxes, however, such reduction is subject to appeal. Seller agrees to escrow from the proceeds at Closing an amount equal to the difference between (said amount being referred to as the "1996 Excess Taxes"): (a) the lower of (i) the Taxes due and owing for 1996 based on the assessed value sought by DeKalb County together with all interest due and owing thereon ("Maximum 1996 Taxes") and
(ii) the Taxes due and owing for 1996 based on the assessed value awarded Seller in connection with the appeal if said appeal becomes final and non-appealable prior to the Closing Date together with all interest due and owing thereon ("Reduced 1996 Taxes") and (b) $178,723.63. The aforesaid escrow (the "Tax Escrow") shall be established with the Atlanta office of the Title Insurer ("Tax Escrowee") and shall be in form and substance reflecting the terms herein and otherwise reasonably acceptable to Purchaser and Seller. The Tax Escrow shall provide that at such time as the 1996 Excess Taxes become due and payable in accordance with the applicable DeKalb County laws and ordinances, Purchaser may deliver written notice of such to Seller and Tax Escrowee. Within fourteen (14) days after receipt of said notice, Tax Escrowee shall pay to the DeKalb County tax collector the 1996 Excess Taxes with all interest and penalties imposed thereon, if any. Notwithstanding anything contained herein to the contrary, the Tax Escrow shall provide that if at any time prior to the disbursement of the proceeds of the Tax Escrow, Seller delivers to Purchaser and Tax Escrowee evidence of the final, non-appealable nature of the 1996 appeal which reduces the 1996 Excess Taxes, Tax Escrowee shall discharge to Seller within fourteen (14) days after receipt of said notice an amount equal to the difference between the Maximum 1996 Taxes and the Reduced 1996 Taxes. Furthermore, the Tax Escrow shall provide that (i) interest earned on the proceeds shall be disbursed in the same manner as the proceeds and (ii) and proceeds remaining in the Tax Escrow after the payment of the 1996 Excess Taxes shall be immediately disbursed to Seller.
Notwithstanding anything contained in the Agreement to the contrary, Seller shall be entitled to its pro rata share of any refund of Taxes for 1997 and any such refund received by Purchaser shall be held in trust for Seller. Seller covenants and agrees to withdraw, and agrees not to file, any appeal for Taxes for 1997 without the prior consent of Purchaser.

          12.1.2. Minimum rent (exclusive of delinquent or unpaid rents, but including prepaid rents) paid under the Leases shall be prorated as of the Closing Date. Percentage Rent, if any, shall be prorated in connection with the final adjustment set forth in Paragraph 12.3 herein.

          12.1.3. Certain of the Leases provide for reimbursement to lessor of maintenance and operation charges, Taxes, insurance and other expenses (herein collectively referred to as "Maintenance Expenses"). Some Leases provide for a determination of the tenant's share of Maintenance Expenses on an annual basis but provide that an estimated amount thereof (either in the aggregate or for specified components thereof) shall be paid by tenant to lessor monthly during the course of the year with a final adjustment to be made after the close of the year when such costs and expenses have been finally determined. Seller and Purchaser have agreed as follows with respect to Maintenance Expenses:

          (i) Except as hereinafter provided, Seller shall be responsible for the payment of all Maintenance Expenses attributable to periods of time prior to the Closing Date (without taking into account "stops" for base years in the Leases) and Seller shall be entitled to receive and retain all reimbursements thereof collected from tenants on account thereof with respect to the period through the Closing Date (taking into account "stops" for base years in the Leases); and Purchaser shall be responsible for the payment of all Maintenance Expenses attributable to periods of time from and after the Closing Date (without taking into account "stops" for base years in the Leases) and Purchaser shall be entitled to receive and retain from the tenants all reimbursements thereof collected from tenants on account thereof with respect to the Closing Date and thereafter (taking into account "stops" for base years in the Leases).

          (ii) Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Service Contracts which have been assigned to Purchaser, and Seller shall be entitled to a credit to the extent that sums have been paid under any Service Contracts which have been assigned to Purchaser for services to be performed or goods to be delivered after the Closing Date.

          (iii)     As a part of the final proration referred to in Section
12.3 hereof:

               Maintenance Expenses received from Tenants shall be separately prorated under each Lease. Upon final determination of Maintenance Expense owed by a Tenant under its Lease for 1996 and 1997, Seller and Purchaser shall adjust between themselves amounts owed for such calendar year on account of Maintenance Expenses, and Seller's allocable share of such Maintenance Expenses payable by such Tenant shall be equal to an amount determined by multiplying separately each of the Maintenance Expense received from such Tenant by 100% for 1996 and by the fraction whose numerator is the number of days in 1997 before the Closing Date, and whose denominator is the total number of days in 1997. Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any, less a pro rata share of costs of collection paid to third parties, if any. If Seller has retained amounts in excess of its allocable share, Seller, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, shall promptly remit such excess to Purchaser less a pro rata share of costs of collection, if any paid to third parties.

         12.1.4. To the extent not covered by Paragraph 12.1.3, utility and fuel charges, including, without limitation, charges for water, electricity, gas, gasoline, steam, oil and telephones used in connection with the heating, cooling, lighting, maintenance and operation of the Property and any personal property included therein or used in connection therewith shall be prorated as of the Closing Date. Seller shall obtain readings of all utility meters no earlier than 30 days prior to the Closing Date.

         12.1.5. To the extent not covered by Paragraph 12.1.3 annual fees for those permits and licenses disclosed in Exhibit T shall be prorated as of the Closing Date.

         12.1.6. Personal property taxes, if any, for any personal property transferred to Purchaser shall be prorated as of the Closing Date.

         12.1.7. Purchaser shall cause a reconciliation of the Maintenance Expenses to occur with the tenants no later than April 15, 1997 (with respect to 1996) and April 15, 1998 (with respect to 1997) requesting payment in accordance with the terms of the Lease and shall use reasonable, good faith efforts in collecting from the tenants any under-payments for Maintenance Expenses for 1996 and 1997.

     12.2. The following adjustments, if any (the "Adjustments"), without duplication, shall be made:

         12.2.1. All security deposits held by Seller as of the Closing Date shall be paid to Purchaser at the Closing.

         12.2.2. All other reasonable expenses normal to the operation and maintenance of the Property which require payments either in advance or in arrears for periods which begin prior to the Closing Date or end thereafter shall be apportioned between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing Date.

         12.2.3. Purchaser shall receive at Closing a credit equal to the amount of any unsatisfied obligations for "Outstanding Tenant Improvement and Commission Obligations" of Seller set forth in Exhibit P. Seller shall receive a credit, if any, as provided in Paragraphs 25 and 26. Purchaser shall assume at Closing all third party construction contracts for the performance of tenant improvement work and leasing commission agreements in connection with those leases (i) for which Seller is giving to Purchaser a credit as set forth on Exhibit P, and (ii) for which Purchaser is assuming the obligations pursuant to Paragraph 25 herein.

     12.3. In connection with the Prorations and the Adjustments herein and as provided, there shall be prepared the following statements, schedules and certificate:

         12.3.1. Seller shall prepare or cause to be prepared statements in reasonable detail showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation of the Prorations and Adjustments, such statements to be delivered three (3) business days prior to the Closing and adjusted as necessary at the Closing. The parties shall mutually agree after review thereof by Purchaser that said closing statement accurately reflects the method of proration set forth in this Agreement.

         12.3.2. Purchaser, in cooperation with Seller, shall prepare, not later than June 1, 1997 (with respect to 1996) and June 1, 1998 (with respect to 1997), a final proration statement presenting correctly the Prorations and Adjustments in accordance with the terms of this Agreement and a statement of
"Post-Closing Receipts" (hereinafter defined).   Upon issuance of such
proration statement the parties shall make a proration payment as appropriate (including, without limitation, a settlement of Post-Closing Receipts). For purposes of preparation of the foregoing statements and at all reasonable times thereafter, the parties agree to allow the other party and the other party's accountants and representatives, to examine so much of the books and records in the possession and control of the other party as relate to such statements and final reconciliations with tenants on Maintenance Expenses and other charges at the place or places where they are then regularly maintained. Seller and Purchaser shall retain such books and records for three (3) years from the Closing Date.

     12.4. All sums paid following the Closing Date by any tenant of the Property who is indebted to Seller for rent, additional rent or any other sum due under its Lease for any period prior to and including the Closing Date, after receipt by Purchaser of all then due amounts by said tenant and any reasonable actual out-of-pocket collection costs of Purchaser shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness to Seller is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt (other than with respect to a Maintenance Expense received from a tenant which will be adjusted as provided in Paragraphs 12.1 and 12.3), Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder, but Purchaser shall not be required to institute legal action on account thereof nor to engage attorneys or other professionals in such efforts. If by June 1, 1997 (with respect to 1996 Maintenance Expenses and delinquent rent and 1997 delinquent rent) and June 1, 1998 (with respect to 1997 Maintenance Expenses), Purchaser has not collected all amounts due Seller and shall not have commenced litigation to collect such Post-Closing Receipts, Seller, after notice to Purchaser, may, at Seller's expense, commence litigation to collect such unpaid arrearage from any tenant owing Seller an amount equal to or greater than $7,500.00; provided, however, that Seller shall have no right to commence any proceeding to evict the tenant or recover possession of any tenant's space or interfere with the tenant's or Purchaser's ability (other than financial impact resulting from such litigation) to conduct business or take any action which would limit Purchaser's rights to pursue any remedy Purchaser may have for a default under any Lease. Purchaser may, by written notice to Seller within twenty (20) days of receipt of Seller's notice, restrict Seller from collecting such unpaid arrearage, but only if Purchaser first pays Seller such unpaid arrearage, in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto. Purchaser shall cooperate fully with Seller, at no expense to Purchaser, in this regard and shall execute such instruments, if any, as Seller may require in order for Seller to commence and prosecute any such litigation.

     12.5. Paragraph 12 of this Agreement shall survive the Closing and the delivery and recording of the Deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser owns a controlling interest or to an affiliate which is under common control with Purchaser provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorneys' fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. Each of the parties hereto represents and warrants that no broker commission, finder fee or advisory fee is due and payable in connection with this transaction by reason of any act of the representing party other than a brokerage fee to Insignia Mortgage and Investment Company (to be paid by Seller). Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia Mortgage and Investment Company, its affiliates or subsidiaries. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by James E. Mendelson, senior vice-president of The Balcor Company, or Tom Molina, the asset manager of the Property (the "Seller's Representatives").

Tom Molina has been the asset manager of the Property since July 1, 1992. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives. A copy of Paragraph 16.2 shall be delivered to the on-site management of the Property within two (2) days after the execution by Seller of this Agreement, with a request to advise Tom Molina within five (5) business days after receipt by the on-site manager as to the accuracy and truthfulness of the representations and warranties. If the on-site manager indicates that any of the representations or warranties were incorrect, Seller shall notify Purchaser as to the response of the on-site manager by ten
(10) business days after the execution by Seller. If the on-site manager responds that any of the representations or warranties were incorrect then the terms of Paragraph 16.4 herein shall apply. If Seller fails to so notify Purchaser, Purchaser shall be entitled to conclude that the on-site manager reviewed the representations and warranties and that they are correct.

     16.2. Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser, which representations, warranties and covenants shall be deemed independently material and relied on by Purchaser and which shall be deemed repeated and made as of the Closing Date and survive the Closing for a period of nine (9) months (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of nine (9) months immediately following Closing), as follows:

         16.2.1. Power and Authority. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Illinois. Seller has the power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated herein. The execution and delivery hereof and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under any material term or material provision of any agreement, document, instrument, judgment, order or decree to which Seller is a party or by which Seller is bound. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

         16.2.2. Authorization; Valid Obligation. Seller has caused all actions required to be taken by or on behalf of Seller to authorize Seller to make, deliver and carry out the terms of this Agreement. No consent to the execution, delivery and performance of this Agreement by Seller is required from any partner, board of directors, shareholder, creditor, investor, judicial or administrative body, government authority (excluding any governmental authority solely applicable to Purchaser) or other person or entity, other than any such consent which already has been unconditionally given. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

         16.2.3.  Space Leases.

               (a) To Seller's knowledge, the rent roll attached hereto as Exhibit N (the "Rent Roll") contains a true, correct and complete list of all leases and other agreements in respect thereof, all as amended, renewed and extended to the date thereof, whether oral or written, specifying correctly and completely the following as to each Lease:

                   (i) a description (by rentable square feet and location) of the leased space;

                  (ii) the name of the original and current lessee or any other occupant of the space (each, a "Lessee");

                 (iii) the commencement and expiration dates of the original Lease and any renewal terms thereof;

                  (iv) the basic rent (collectively, "Rents"), and a specification of the dates on which each payment thereof is due and through which each has been paid and the extent of any delinquencies thereof;

                   (v)   all Rents prepaid by the Lessee;

                  (vi) all options which Lessee has, including, without limitation, options to expand or change space, to extend or renew the term of the Lease; and

                 (vii) the security deposit (the "Security Deposit") given by the Lessee and the interest accrued thereof, if any.

               (b) To Seller's knowledge, each Security Deposit has been and is held by Seller in compliance with the respective Lease and applicable law. To Seller's knowledge, there are no unfulfilled obligations as to Security Deposits to Lessees under Leases the terms of which have expired or been terminated and, to Seller's knowledge, there is no suit, action or other claim made, pending or threatened with respect to any such Security Deposit.

               (c) Except as otherwise noted in the Rent Roll or in the Leases delivered to Purchaser, to Seller's knowledge, the following is true with respect to each Lease:

                   (i)   no Lease contains any purchase option;

                  (ii) no guarantor has been released or discharged, voluntarily or involuntarily or by operation of law, from any obligation with respect to the Lease that is guaranteed;

                 (iii) no Rents have been assigned, pledged or encumbered except for encumbrances to be extinguished at or prior to Closing; and

                  (iv) Except as set forth on Exhibit P, all brokerage commissions, if any, applicable to the Leases have been paid or will be paid by the Seller on or before Closing Date and all tenant improvement obligations of Seller as lessor under the Leases have been satisfied.

               (d) To Seller's knowledge, no Security Deposit has been applied by Seller on account of any actual or purported obligation of any Lessee except as indicated on the Rent Roll and after the expiration of the Inspection Period, Seller shall not apply any Security Deposit on account of any actual or purported obligation of any Lessee prior to the Closing unless such Lessee has vacated and surrendered its leased premises to Seller prior to the Closing.
               (e) To Seller's knowledge, no Lessee has been given any concession or consideration for the rental of any portion of its demised premises which will have any material effect upon the rental income represented by Seller hereunder (except as set forth in the Leases); and to Seller's knowledge, no Lessee is entitled hereafter to any concession, rebate, allowance or free rent for any period on or after the date hereof, except as set forth in the Leases.

               (f) To Seller's knowledge, Seller has not received any notice of a default on the part of Lessor from any tenant under its Lease which default remains uncured.

         16.2.4. Service Contracts. (a) To Seller's knowledge, there are no service contracts, landscaping contracts, maintenance agreements or other contracts for the provision of labor, services, materials or supplies to or for the benefit of the Property which will affect or be obligations of Purchaser or of the Property or any portion thereof following the Closing Date, other than those listed on Exhibit I, (the "Service Contracts"), to Seller's knowledge, true and complete copies of which have been provided to Purchaser; (b) to Seller's knowledge, there are no leases, rental or other agreements for the use of any of the Personal Property which will affect or be obligations of Purchaser or of the Property or any portion thereof following the Closing Date except as set forth on Exhibit I attached hereto; (c) to Seller's knowledge, except as shown on the copies of the Service Contracts heretofore delivered there are no amendments to said Service Contracts; and (d) to Seller's knowledge, no material uncured default exists under any Service Contract.

         16.2.5. Litigation. There is no pending or, to Seller's knowledge, threatened litigation which is or could become a liability of the Property or any portion thereof other than as shown on Exhibit Q hereto, if any.

         16.2.6. Government Regulation. Except as set forth on Exhibit R hereto, to Seller's knowledge, Seller has not received any written notice from any Governmental Authority that the Property or any portion thereof is in violation of any law, regulation, ordinance, order or other requirements materially affecting the Property or any portion thereof, which notice remains uncured.

         16.2.7. Condemnation. To Seller's knowledge, Seller has not received any written notice that the Property or any portion thereof is or will be imminently subject to or affected by any condemnation, eminent domain or similar proceedings.

         16.2.8. Options. To Seller's knowledge, there are no options or rights of first refusal affecting the Property (except as contained in the Leases) or Seller's right to complete the transactions contemplated by this Agreement.

         16.2.9. Insurance Company Notices. Seller has not received any written notice from any insurance company requiring or recommending that Seller make any repairs or perform any work on or at the Land or the Improvements, which has not been completed.

         16.2.10. Employees. There are no employees of Seller at the Property who would become employees of Purchaser by virtue of the transactions contemplated by this Agreement.

         16.2.11. Certificates of Occupancy. To Seller's knowledge, annexed hereto as Exhibit S is a true, accurate and complete copy of all of the Certificates of Occupancy in Seller's possession for the Improvements.

         16.2.12.  Permits.  To Seller's knowledge, annexed hereto as Exhibit
T is a true, accurate and complete schedule of all of the permits and licenses (collectively, "Permits") in Seller's possession for the Improvements. To Seller's knowledge, Seller has received no notice of revocation, which revocation has not been cured or rescinded, from any issuer of a Permit, except that the Permits expired on their own terms as a matter of local custom as of December 31, 1996 and, Seller has no knowledge of any facts which would lead Seller to believe that said permits will not be re-issued for 1997 in the ordinary course.

         16.2.13. Title to Personal Property. Purchaser shall own on the Closing Date all items of personal property set forth on Exhibit B.

         16.2.14. Seller and Purchaser each hereby represents to the other party that to the representing party's knowledge, there is no reason to believe that any representation or warranty made by such party in this Agreement or any conveyance document delivered by such party pursuant to Paragraphs 9.2.1 through 9.2.7, both inclusive, 9.2.10 and 9.2.11 herein contains an untrue statement of a material fact or omits to state a material fact necessary in order to make such representation or warranty, in light of the circumstances under which they were made, not misleading.

     16.3.     Purchaser hereby represents and warrants to Seller as follows:

         16.3.1. Power and Authority. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware; Purchaser has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein; neither the execution and delivery hereof by Purchaser nor the performance by Purchaser of Purchaser's obligations hereunder will violate or constitute an event of default under any material terms or material provision of any decree to which Purchaser is a party or by which Purchaser is bound. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

         16.3.2. Authorization; Valid Obligation. All actions required to be taken by or on behalf of Purchaser to authorize Purchaser to execute and deliver this Agreement have been duly taken and all actions required to be taken by or on behalf of Purchaser to authorize Purchaser to carry out the terms of this Agreement will be taken prior to the time such obligation herein must be performed. No consent to the execution, delivery and performance of this Agreement by Purchaser is required from any partner, board of directors, shareholder, creditor, investor, judicial or administrative body, Governmental Authority or other Person, other than any such consents which already have been unconditionally given. This Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information (a "Change") which makes a representation and warranty contained in this Agreement to become untrue in any material respect without regard to limitation based upon personal knowledge, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect and did not intentionally make a material false representation or warranty, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement, in which case Purchaser will receive a refund of the Earnest Money with any accrued interest thereon and neither party will have any further liability under this Agreement except to the extent it specifically survives the termination hereof. Purchaser, provided that it notifies Seller within ten
(10) days after receiving notice from Seller of a Change, may elect to close subject to such Change and then both parties hereto will be deemed to have waived their right to terminate this Agreement with respect to such Change. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.5, Paragraph 16.6 or Paragraph 25 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing. For the purpose of this Paragraph 16.4, Purchaser's knowledge will be limited solely to the knowledge of Wayne Comer after review of all due diligence materials prepared by or for Purchaser in connection with the acquisition of the Property.

     16.5. On the Closing Date, Seller shall tender possession of the Property to Purchaser in the same condition the Property was in on the date of this Agreement, subject to reasonable use, wear and tear and, subject to Paragraph 6 hereof, but Seller shall not be required to incur any capital expenses from or after the date hereof unless failure to do so would constitute a material breach under any of the Leases. Subject to the provisions of Paragraph 25 hereof, Seller agrees that between the date hereof and the Closing Date it shall continue to operate the Property in substantially the same manner it has operated the Property prior to the date hereof, subject to reasonable wear and tear and casualty.

     16.6. Seller covenants and agrees that from and after the date of this Agreement until the Closing Date or earlier termination of this Agreement:

         16.6.1. Seller will not, without the prior written consent of Purchaser, enter into any new employment, management, service, maintenance or union agreements relating to the Property or renew or extend any contracts, unless such new agreements and such contracts, as renewed or extended, will be cancelable by Purchaser on not more than thirty (30) days prior notice without any costs for such cancellation.

         16.6.2. No alterations to the physical condition of the Premises will be made without the prior written consent of Purchaser, except for (a) work required (if any) to be performed by Seller under an existing Lease, and
(b) restoration work in connection with a casualty.

         16.6.3. No refurbishment to the Personal Property costing in excess of an aggregate amount of Twenty-Five Thousand Dollars ($25,000.00) will be made without the prior written consent of Purchaser, which approval shall not be unreasonably withheld, delayed, or conditioned except for (a) work required to be performed or materials provided by Seller under an existing Lease and (b) refurbishment in connection with a casualty; provided that all such work can be completed prior to the Closing Date.

         16.6.4. All necessary diligence will be used to keep in full force and effect (or to renew, when necessary) all Permits.

         16.6.5. None of the Personal Property will be repaired, replaced or removed from the Property except in the ordinary course of business; provided in the case of such removal, the removed Personal Property shall be replaced with Personal Property of equivalent value and utility.

         16.6.6. Seller shall promptly notify Purchaser of (a) any written notices received by Seller from any governmental authority regarding violation of any law relating to the Property, and (b) any written notice received by Seller of any material default by Seller or by the other party thereto existing under any Service Contract of any Lease.

17.  LIMITATION OF LIABILITY.

     17.1. Neither Seller's partners nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller for actual damages (Purchaser hereby waiving any claim for consequential or punitive damages), in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $1,000,000.00. In addition, Seller's maximum aggregate liability shall be increased by an amount up to $100,000.00 in order to compensate Purchaser pursuant to Paragraph 37 hereof. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

     17.3. Seller further agrees not to distribute $1,100,000.00 of the proceeds of the Purchase Price to its partners for the longer of (i) nine (9) months after the Closing and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the nine (9) months after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

18. TIME OF ESSENCE. Time is of the essence of this Agreement, subject to Purchaser's right to extend the Closing Date to a date no later than February 28, 1997 as specifically set forth in Paragraph 8 herein.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission addressed as follows:

         TO SELLER:           c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ms. Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Mr. James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)

            and to:           Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

        TO PURCHASER:         Acquiport Ashford Center North, Inc.
                              c/o J.P. Morgan Investment Management Inc.
                              522 5th Avenue, 9th Floor
                              New York, New York  10036
                              Attention:  Mr. Wayne A. Comer
                              (212) 837-1228
                              (212) 837-2604(FAX)

     and one copy to:         Willkie Farr & Gallagher
                              153 E. 53rd Street
                              New York, New York  10022
                              Attention:  Monty Davis, Esq.
                              (212) 821-8204
                              (212) 821-8111 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day or if sent by overnight courier, or the same day as given if personally delivered or if sent by facsimile transmission and received by 5:00 p.m. Chicago time. Any such notice, demand or document may be given by each party's attorneys.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow
Agent:

     (A)  One (1) fully executed copy of this Agreement; and

     (B) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

Purchaser shall deposit by wire transfer of immediately available funds the Earnest Money to the "Escrow Agent" under the Escrow Agreement within five (5) business days after Seller's acceptance of this Agreement.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of Georgia.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. NEW LEASES. Seller agrees to deliver to Purchaser five (5) days prior to the expiration of the Inspection Period any new leases executed by Seller. After the expiration of the Inspection Period, Seller shall not execute any new lease affecting the Property or modify, amend or accept the surrender (collectively or individually a "Modification Agreement") of any of the Leases without Purchaser's prior written consent, which consent shall not be unreasonably withheld. Upon requesting Purchaser's consent, Seller shall deliver a complete copy of said proposed lease to Purchaser with a copy of any brokerage commission agreement and statement as to the cost of any tenant improvement work, contributions, and brokerage commissions due or to become due in connection therewith (the "Disclosure Documents"). Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after receipt of Seller's written request and the complete copy of said lease or Modification Agreement and the Disclosure Documents. If approved by Purchaser, a complete copy of any such lease or Modification Agreement shall be delivered to Purchaser within five (5) days of the full execution thereof. With respect to all new leases or Modification Agreement executed and delivered to Purchaser five (5) days prior to the expiration of the Inspection Period and with respect to all other new leases or Modification Agreement, provided Purchaser has approved the new lease to the extent said approval is required, leasing costs and commissions, tenant improvements and contributions, and reasonable attorneys' fees, shall be paid by Purchaser or credited to Seller at Closing if already paid by Seller provided such costs and expenses were specifically disclosed to Purchaser in the Disclosure Documents.

26.  TENANT CERTIFICATE CONDITION TO CLOSING.

     26.1. The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit M hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates.

          (ii) "Qualification" means any assertion in a Tenant Certificate (whether in the form of Exhibit M or otherwise) of (i) a claim, counterclaim, offset or defense against the lessor, (ii) a default on the part of the lessor,
(iii) unpaid credits, allowances or other sums due from the lessor prior to the date of the estoppel (other than expressly disclosed on Exhibit N or Exhibit P attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein),
(iv) an unfulfilled construction or other obligation on the part of the lessor prior to the date of estoppel (other than expressly disclosed on Exhibit N or Exhibit P attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein), or (v) information which is contrary (x) to the information contained in the rent roll attached hereto as Exhibit N, (y) the information pertaining to tenant allowances and concessions and leasing commissions contained on Exhibit P, or (z) the information contained in the prepared Tenant Certificates attached hereto as Exhibit U (the "Prepared Tenant Certificates").

          (iii) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the Rent Roll attached hereto as Exhibit N or the schedule attached hereto as Exhibit P or a Qualification relating to non-payment of December, 1996 or January or February, 1997 rent, provided the same is not as a result of a default by Seller; or

               (b) a Qualification expressly disclosed in this Agreement or the Exhibits attached hereto and made a part hereof, such as litigation disclosed on Exhibit Q.

     26.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     26.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit M from all tenants, and shall in good faith pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates which have actually been signed by tenants (whether in the form of Exhibit M or otherwise).

     26.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to 5:00 p.m. Chicago time on February 11, 1997 (i) a Tenant Certificate from each tenant of the Property occupying or leasing at least 10,000 square feet as shown on the Rent Roll, in the aggregate, of leasable area of the Property ("Major Tenant"), and (ii) a Tenant Certificate from non-Major Tenants occupying seventy-five percent (75%) of the leased area of the Property not occupied by the Major Tenants. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if the Tenant Certificates received by Seller disclose Unacceptable Qualifications other than Unacceptable Qualifications with an "Estoppel Qualification Sum" (hereinafter defined) of less than $100,000 in the aggregate for all of the Leases. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) only if such claim relates to the payment of rent, then discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $100,000 in the aggregate for all of the Leases, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion. Provided Seller performs its covenant in this Paragraph 26.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $100,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     26.5. If Seller has not satisfied the Estoppel Condition on or before 5:00 p.m. Chicago time on February 11, 1997, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before 5:00 p.m. Chicago time on February 14, 1997. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 26.5, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those obligations which specifically survive the terms hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 26.5, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates, up to an aggregate amount of $100,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $100,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion.

27. PUBLICITY. Neither party shall make any announcements or issue any press releases which refer to the other party or any affiliate of the other party without the express written consent of the other party.

28. AMENDMENT. No provision of this Agreement or of any documents or instruments entered into, given or made pursuant to this Agreement may be amended, charged, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

29. PARTIES. The covenants and agreements herein contained shall extend to and be obligatory upon the heirs, executors, administrators, successors and assigns of the respective parties hereto.

30. NUMBER AND GENDER OF WORDS. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

31. THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, executors, administrators, successors and assigns, any rights or remedies under or by reason of this Agreement.

32. FURTHER ASSURANCE. Each of Seller and Purchaser will, at any time and from time to time after the Closing Date, upon the request of the other, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyance, and assurance as may reasonably be required to consummate the transactions described herein. The provisions of this Paragraph shall survive the Closing.

33. EXHIBITS. All exhibits described in this Agreement and attached hereto are by this reference incorporated fully herein. The term "this Agreement" shall be considered to include all such exhibits.

34. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or buy it severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

35. INTERPRETATION. The parties agree that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

36. NO WAIVER. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of such party's right thereafter to demand strict compliance with the terms of this Agreement.

37. ATTORNEYS' FEES. In the event of a dispute in connection with this Agreement involving an action for damages in which the prevailing party recovers a final judgment, the prevailing party shall be entitled to reasonable attorneys' fees and all other expenses of litigation, up to an aggregate maximum amount of $100,000.00 for all actions for damages arising under this Agreement, and the attorneys' fees and all other expenses of litigation shall be included in and made part of any such judgment.

38. ADVISOR FEE. Purchaser hereby agrees to pay J.P. Morgan Investment Management, Inc. ("Purchaser's Advisor") a fee for Purchaser's Advisor's services as a real estate advisor.

                          [EXECUTION PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                         PURCHASER:

                         ACQUIPORT ASHFORD CENTER NORTH, INC.,
                         a Delaware corporation


                         By:   /s/ Wayne A. Comer
                              --------------------------------------
                         Name:     Wayne A. Comer
                              --------------------------------------
                         Its:      Vice President
                              --------------------------------------



                         SELLER:

                         ASHFORD-DUNWOODY LIMITED PARTNERSHIP, an
                         Illinois limited partnership


                         By:  Balcor Equity Partners-II, an Illinois
                              general partnership, its general partner


                              By: The Balcor Company, a Delaware corporation, its general partner


                                   By:   /s/ James E. Mendelson
                                        ------------------------------------
                                   Name:     James E. Mendelson
                                        ------------------------------------
                                   Its:      Authorized Representative
                                        ------------------------------------

                                                                    100 Ashford
                                                               Atlanta, Georgia


               of Insignia Mortgage and Investment Company ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated 9/5, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


     INSIGNIA MORTGAGE AND INVESTMENT COMPANY

     By:   /s/ Alan G. Lieberman
          ---------------------------------
     Name:     Alan G. Lieberman
          ---------------------------------
     Its:      Senior Vice President
          ---------------------------------

Wayne A. Comer of J.P. Morgan Investment Management, Inc. ("Purchaser's Advisor") executed this Agreement in its capacity as a real estate advisor and acknowledges that the fee due it from Purchaser as a result of the transaction is in Purchaser's Advisor's capacity as a real estate advisor.


     J.P. MORGAN INVESTMENT MANAGEMENT, INC.

     By:   /s/ Wayne A. Comer
          ---------------------------------
     Name:     Wayne A. Comer
          ---------------------------------
     Its:      Vice President
          ---------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Permitted Exceptions

F    -    Deed

G    -    Special Warranty Bill of Sale

H    -    Assignment and Assumption of Intangible Property

I    -    Service Contracts

J    -    Assignment and Assumption of Leases and Security Deposits

K    -    Non-Foreign Affidavit

L    -    Notice to Tenants

M    -    Tenant Estoppel Certificate

N    -    Rent Roll

O    -    Intentionally Omitted

P    -    Leasing Commissions and Tenant Improvements

Q    -    Litigation

R    -    Government Notices

S    -    Certificates of Occupancy

T    -    Permits and Licenses

U    -    Prepared Tenant Certificates